Exhibit 99.1

                   Coors Reports 2004 Third Quarter Results

    GOLDEN, Colo., Oct. 28 /PRNewswire-FirstCall/ -- Adolph Coors Company
(NYSE: RKY) today announced higher consolidated net sales and net income on lower consolidated sales volume for the third quarter of 2004.
    For the 13-week quarter ended September 26, 2004, the company achieved consolidated net sales of $1.10 billion, a 5.3 percent increase from third quarter 2003. Third quarter 2004 sales volume totaled 8,559,000 U.S. barrels, or 10,043,650 hectoliters (HLs), a 2.4 percent decrease from 2003. Third quarter operating income was $103.9 million, down 5.0 percent from the same period a year ago. Consolidated third quarter 2004 net income was $64.1 million, up 4.4 percent from third quarter 2003, and earnings per share were $1.68, equal to the third quarter last year.
    Leo Kiely, Coors Brewing Company (CBC) president and chief executive officer, said, "Overall, the third quarter was a tough volume quarter for Coors Brewing Company, with weak trends in both our Americas and Europe segments. Nonetheless, our net income was higher due to improved beer pricing, one-time non-operating income, a lower effective tax rate and favorable exchange rates compared to the third quarter of last year.
    "In Europe, our results in local currency were impacted substantially by cold and very wet weather in the third quarter of this year compared with unusually hot, dry weather in the same period last year. The negative impact of lower volume and higher costs was offset partly by continued solid pricing gains in the on-trade. Even with the volume challenges, our top-selling Carling brand gained share during the quarter.
    "In the Americas, sales to retail were down slightly, consistent with trends earlier in the year. During the quarter, the entire beer category was challenged by generally unfavorable weather in much of the U.S. Although Coors Light sales declined at a low-single-digit rate, the brand's trends improved in several key areas of the U.S. Americas cost of goods per barrel were higher, primarily due to increases in transportation costs, lower sales volume and a sales mix shift toward more expensive, higher-margin brands and packages, offset partially by continued improvements in operations productivity.
    "For the balance of 2004, we are focused on achieving a strong finish to the year. In the U.S., we will be lapping significant volume declines and additional costs related to our supply-chain disruptions in the fourth quarter of last year. Our new systems are now running smoothly and have resulted in substantially improved service to our distributors. In the U.K., in addition to our expectations that positive on-trade pricing will continue, we believe volume trends will improve from a difficult summer. On the other hand, if foreign exchange rates remain at today's levels, we anticipate less currency benefit to our U.K. financial results in the fourth quarter.
    "We also continue to work toward closing our merger of equals with Molson. The transaction has received U.S. and Canadian anti-trust clearance, and we have filed a preliminary proxy statement for SEC review. This transaction will build on the strengths of both companies, make us more competitive in the consolidating global beer market and increase profits, cash flow and shareholder value substantially in both the short and long term."

    Americas Segment Results
    Americas segment net sales increased 3.4 percent compared to the third quarter 2003. Americas distributor sales to retail declined about 0.3 percent. Third quarter 2004 sales volume totaled 5,922,000 U.S. barrels (6,949,230 HLs), a 0.6 percent decrease from 2003. Americas segment pretax earnings were $83.1 million, up 14.4 percent from the third quarter 2003. Americas segment results benefited from $4.9 million of accelerated royalty receipts from a coal mine sold several years ago, a $0.8 million pretax gain on the sale of a warehouse (both reported in other income), and $3.1 million of minority owners' income attributable to the company's U.S. container joint ventures.
    The company's business in Canada achieved pretax earnings of $17.5 million in the third quarter 2004, up 15.9 percent from 2003, driven by increased beer pricing and a 4.9 percent appreciation in the Canadian dollar versus the U.S. dollar, which were partially offset by a low-single-digit decline in sales volume. In the first three quarters of 2004, the company's Coors Light business in Canada has achieved pretax earnings of $45.0 million in 2004, a 28.7 percent increase from a year earlier.

    Europe Segment Results
    In the third quarter 2004, Europe segment net sales increased 8.3 percent from the third quarter of 2003 to $442.1 million. Third quarter 2004 sales volume of owned and licensed beverage brands totaled 2,637,000 U.S. barrels (3,094,410 HLs), down 6.2 percent from a year ago. As a result, Europe segment pretax earnings were $40.6 million, down 12.9 percent from the third quarter 2003, despite a 12.8 percent appreciation of the British Pound versus the U.S. dollar. Europe segment results also were impacted by the lapping of a one-time gain of $3.5 million pretax on the sale of the rights to the company's Hooper's Hooch flavored alcohol beverage brand in Russia during the third quarter of 2003.

    New Accounting Rule
    This year, Coors began consolidating its U.S. container joint ventures and its U.K. venture with Grolsch under a new U.S. accounting standard, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." The implementation of the new accounting standard:

     *  decreased Americas segment cost of goods sold by $3.4 million;

     * reduced Europe segment cost of goods sold by $8.2 million and increased Europe segment marketing, general and administrative expenses by $6.3 million; and

     * increased corporate interest expense by $0.8 million.

    Taken together, these factors positively affected consolidated pretax income and were offset by a negative $4.0 million in minority interest -- the minority owners' share of joint-venture income now consolidated and included in Coors' operating results.

    Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's third quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com, in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available beginning on October 29, 2004, until 11:59 p.m. Eastern Time on November 28, 2004.

                       (Summary of Operations Attached)

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates," "will," "expects" or "expected to" and other terms with similar meaning, indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company. Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the proposed merger between Adolph Coors Company and Molson, Inc., including future financial and operating results. It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Subsequent events may occur or additional information may arise that could have an effect on the final quarterly financial information, and there is no assurance the proposed merger referenced in this release will be completed at all, or completed upon the same terms and conditions described. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends, price discounting by major competitors, unanticipated expenses, and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
    Coors has filed a preliminary joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission. Stockholders are urged to read the definitive joint proxy statement/management information circular when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that will be incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Shareholder Relations, (303) 279-6565.



                               ADOLPH COORS COMPANY
                       SUMMARY OF OPERATIONS - CONSOLIDATED
                                 3rd QUARTER 2004
                                   (Unaudited)

                            Thirteen Weeks Ended     Thirty-nine Weeks Ended
    (In thousands, except   Sept. 26,   Sept. 28,    Sept. 26,     Sept. 28,
     per share data)          2004        2003         2004          2003

    Barrels of beer and
     other beverages sold      8,559       8,772       24,419        24,822

    Sales - domestic and
     international        $1,487,828  $1,420,191   $4,272,841    $3,990,417
    Beer excise taxes       (383,522)   (371,467)  (1,094,330)  (1,013,176)
    Net sales              1,104,306   1,048,724    3,178,511     2,977,241

    Costs and expenses:
      Cost of goods sold    (688,384)   (658,016)  (2,003,152)  (1,900,577)
        Gross profit         415,922     390,708    1,175,359     1,076,664

      Marketing, general
       and administrative   (312,018)   (281,313)    (917,857)    (835,435)
    Operating income         103,904     109,395      257,502       241,229

      Other income
       (expense) - net         5,903          (1)       5,883         6,291
      Interest expense
       - net                 (12,268)    (13,639)     (40,831)     (47,611)
    Income before income
     taxes                    97,539      95,755      222,554       199,909
    Income tax expense       (29,430)    (34,327)     (69,658)     (61,333)
    Income before minority
     interest                 68,109      61,428      152,896       138,576
    Minority interest (1)     (3,967)         --      (11,878)           --
    Net income               $64,142     $61,428     $141,018      $138,576

    Net income per share
     (basic)                   $1.72       $1.69        $3.81         $3.81
    Net income per share
     (diluted)                 $1.68       $1.68        $3.74         $3.79

    Weighted average number
     of shares o/s (basic)    37,341      36,339       37,054       36,325
    Weighted average number
     of shares o/s (diluted)  38,125      36,575       37,754       36,553

    Cash dividends declared
     per share                $0.205      $0.205       $0.615       $0.615


    (1) Minority interest is the minority owners' share of income generated in 2004 by the Rocky Mountain Bottle Company (RMBC), Rocky Mountain Metal Container (RMMC), and Grolsch NV (Grolsch) joint ventures.



                               ADOLPH COORS COMPANY
                         SUMMARY OF OPERATIONS - AMERICAs
                                 3rd QUARTER 2004
                                   (Unaudited)

                            Thirteen Weeks Ended    Thirty-nine Weeks Ended
                            Sept. 26,   Sept. 28,    Sept. 26,    Sept. 28,
    (In thousands)            2004        2003          2004        2003

    Barrels of beer and
     other beverages sold      5,922       5,960       16,903       17,284

    Sales - domestic and
     international          $769,540    $749,033   $2,188,002   $2,172,722
    Beer excise taxes       (107,325)   (108,590)    (306,609)   (313,490)
    Net sales                662,215     640,443    1,881,393    1,859,232

    Costs and expenses:
      Cost of goods sold    (386,576)   (384,356)  (1,110,998) (1,123,458)
        Gross profit         275,639     256,087      770,395      735,774

      Marketing, general
       and administrative   (198,791)   (182,920)    (573,611)   (549,165)
    Operating income          76,848      73,167      196,784      186,609

      Other income
       (expense) - net         6,226        (560)       8,563        2,897
      Interest expense
       - net                      --          --           --           --
    Earnings before
     income taxes (1)        $83,074     $72,607     $205,347     $189,506


    (1) Earnings before income taxes in 2004 includes $3,054 and $9,731 for the thirteen and thirty-nine weeks ended September 26, 2004, respectively, and represents the minority owners' share of income attributable to the RMBC and RMMC joint ventures.



                               ADOLPH COORS COMPANY
                          SUMMARY OF OPERATIONS - EUROPE
                                 3rd QUARTER 2004
                                   (Unaudited)

                            Thirteen Weeks Ended    Thirty-nine Weeks Ended
                            Sept. 26,   Sept. 28,    Sept. 26,    Sept. 28,
    (In thousands)            2004        2003          2004        2003

    Barrels of beer and
     other beverages sold      2,637       2,812        7,516        7,538

    Sales - domestic and
     international          $718,288    $671,158   $2,084,839   $1,817,695
    Beer excise taxes       (276,197)   (262,877)    (787,721)   (699,686)
    Net sales                442,091     408,281    1,297,118    1,118,009

    Costs and expenses:
      Cost of goods sold    (301,808)   (273,660)    (892,154)   (777,119)
        Gross profit         140,283     134,621      404,964      340,890

      Marketing, general
       and administrative   (102,527)    (92,149)    (315,871)   (267,566)
    Operating income          37,756      42,472       89,093       73,324

      Other (expense)
       income - net             (948)        (99)      (2,996)       2,909
      Interest income
       - net                   3,757       4,207       11,828       12,960
    Earnings before income
     taxes (1)               $40,565     $46,580      $97,925      $89,193


    (1) Earnings before income taxes in 2004 includes $1,305 and $3,327 for the thirteen and thirty-nine weeks ended September 26, 2004, respectively, and represents the minority owner's share of income attributable to the Grolsch joint venture.



                               ADOLPH COORS COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                                 3rd QUARTER 2004
                                   (Unaudited)

                            Thirteen Weeks Ended    Thirty-nine Weeks Ended
                            Sept. 26,   Sept. 28,    Sept. 26,    Sept. 28,
    (In thousands)            2004        2003          2004        2003

    Barrels of beer and
     other beverages sold         --          --           --           --

    Sales - domestic and
     international               $--         $--          $--          $--
    Beer excise taxes             --          --           --           --
    Net sales                     --          --           --           --

    Costs and expenses:
      Cost of goods sold          --          --           --           --
        Gross profit              --          --           --           --

      Marketing, general
       and administrative    (10,700)     (6,244)     (28,375)    (18,704)
    Operating loss           (10,700)     (6,244)     (28,375)    (18,704)

      Other expense - net        625         658          316          485
      Interest expense
       - net                 (16,025)    (17,846)     (52,659)    (60,571)
    Loss before income
     taxes (1)              $(26,100)   $(23,432)    $(80,718)   $(78,790)


    (1) Loss before income taxes in 2004 includes $392 and $1,180 for the thirteen and thirty-nine weeks ended September 26, 2004 and represents the minority owner's share of interest expense attributable to debt obligations of the RMMC joint venture.


SOURCE  Adolph Coors Company
    -0-                             10/28/2004
    /CONTACT: News Media, Laura Sankey, +1-303-277-5035, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Adolph Coors Company
ST:  Colorado
IN:  FOD REA
SU:  ERN CCA